                                                                    EXHIBIT 6.1

                           AGREEMENT FOR SALE AND PURCHASE
                                OF ASSETS OF A BUSINESS



     THIS AGREEMENT is made and entered into this 16th day of February, 1998, by and between THOMAS HATHAWAY ("Hathaway") and JOSEPH FERRARI ("Ferrari") jointly ("Buyer") and WARNER TECHNOLOGIES, INC. ("Seller").

                                 W I T N E S S E T H

     This Agreement is made with reference to the following facts:

     A. Seller has for several years last past, and is presently conducting a design and build energy-efficient lighting, mechanical and building automation systems business and selling related products and services in the energy efficiency and electric industry restructuring business (the "Business"), with offices located at 11859 Wilshire Boulevard, Suite 500, Los Angeles, California 90025, 108 Water Street, 3rd Floor, Watertown, Massachusetts 02172 and at 4807 Mercury Street, Suite F, San Diego, California 92111 (jointly the "Premises") under the name Warner Technologies, Inc.

     B. Seller desires to sell all of the assets of the Business to Buyer, and Buyer desires to purchase all of the assets of the Business from Seller subject to the terms and conditions contained herein.


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     C.   Hathaway and Ferrari contemplate forming a new corporation in the
State of California under the name Warner Technologies Acquisition Company ("Acquisition Co.") to purchase the Business and therefore the term Buyer shall include Acquisition Co.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, Buyer and Seller hereby agree as follows:

     1.   SALE OF ASSETS.

          Pursuant to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all of the Business, assets and property of the Business, including all manufacturing and assembling equipment, tools, dies and molds, certain intangibles consisting of trade secrets, software, know-how, plans, specifications, trademarks and customer lists (including the name "Warner Technologies"), the Leases assigned for all Premises (jointly the "Leases"), leasehold improvements, lease deposits, work in process and supplies, and contract rights, including Envest and LAUSD, and any goodwill of the Business (collectively, the "Acquired Assets"). The Acquired Assets shall, without limitation, include all of the assets and property of Seller reflected in Seller's balance sheet of June 30, 1997, referred to in Paragraph 3B, hereof, and all of the assets and property hereafter acquired by Seller before the Closing (as referred to in Paragraph 13, hereof), except those assets used or


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disposed of in the ordinary course of business as permitted by this Agreement.

     2.   CONSIDERATION FROM BUYER.

          As full payment for the transfer of the Acquired Assets by Seller to Buyer, Buyer shall deliver at the Closing a cashier's check payable to the order of Seller in the amount of Six Hundred and Fifty Thousand Dollars ($650,000.00) (the "Purchase Price").

     3.   REPRESENTATIONS AND WARRANTIES BY SELLER.

          Seller represents, warrants and agrees as follows:

          A. OWNERSHIP AND GOOD STANDING. Seller owns 100% of the Business and the Acquired Assets and Seller is in good standing as a domestic corporation under the laws of the State of Nevada, and as a foreign corporation under the laws of the States of California and the Commonwealth of Massachusetts.

          B. FINANCIAL STATEMENTS. The balance sheet of Seller as of June 30, 1997, and Seller's profit and loss statement for the twelve months ended June 30, 1997, as well as Seller's Quarterly Report for the period ended December 31, 1997, copies of which are attached hereto, marked EXHIBIT "A" and "B," respectively (jointly, the "Financials"), accurately present in accordance with generally accepted accounting principles Seller's financial condition at said dates and Seller's operations for said periods. Since said dates there has not been any material adverse change in the financial condition or operations of Seller from that shown on the Financials, nor have there been any other changes in such condition except changes occurring in the ordinary course of Seller's business.


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          C.   UNDISCLOSED LIABILITIES.  Seller is not subject to any
obligation or liability of any kind, absolute or contingent, undisclosed in the Financials or not shown in EXHIBIT "C". EXHIBIT "C" attached hereto and by this reference made a part hereof contains a true and complete schedule of all liabilities and obligations of Seller.

          D. TITLE TO PROPERTY. Seller has clear and unencumbered title to the Acquired Assets. Additionally, except for the liabilities disclosed on EXHIBIT "C" attached hereto, all of which shall be assumed by Seller, Seller has clear and unencumbered title to all of the property and assets listed or reflected in the Financials. All assets and property of Seller are in the possession of Seller and such assets and property are in good operating condition and repair.

          E. TAX AUDITS AND RETURNS. Seller has filed all federal, state and local tax returns required by law within the times and in the manner prescribed by law and Seller has paid all taxes, assessments, and penalties due and payable with respect thereto.

          F. LITIGATION. There is no litigation, governmental proceeding or investigation threatened or in prospect against Seller or relating to any of Seller's assets or Business other than items listed in EXHIBIT "I". Seller has no knowledge of any action pending or threatened to change the zoning of building ordinances affecting The Premises or any pending or threatened condemnation of The Premises.


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          G.   COMMITMENTS.  Except for contracts, agreements and commitments entered into in the ordinary course of business and which are terminable by Buyer on not more than thirty (30) days notice and which do not in any one instance involve a consideration in excess of $20,000.00, and which do not in the aggregate involve consideration in excess of $150,000.00, except as listed on EXHIBIT "E" attached hereto and by this reference made a part hereof, the Business and Acquired Assets are not subject to any written or oral contracts, agreements, or commitments including, but not limited to, those of the following types:

          (i)  Contract for the employment or compensation of any individual;

         (ii)  Contract with any labor union;

        (iii) Contract for the future purchase of materials, supplies, or equipment, except those entered into in the ordinary course of business, the aggregate amount of which does not exceed $5,000.00, and wherein the consideration involved with respect to any one contract is not in excess of $2,000.00;

         (iv) Contract for the future purchase of services wherein receipt of said services is more than three months after the date of such contract;

          (v) Distribution, sale agency contract, franchise agreement, or advertising commitment;

         (vi) Pension, profit sharing, bonus, deferred compensation, retirement or other employee plan with respect to employees of the Business;


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        (vii)  A lease of real or personal property under which the Business is a lessor or lessee, except as listed on EXHIBIT "E" attached hereto and by this reference made a part hereof;

       (viii)  Any consulting agreement;

         (ix) Any other contract, agreement or commitment not made in the ordinary course of business;

     There have been delivered or will be delivered prior to the Closing to Buyer true and correct copies of each of the contracts, agreements or commitments listed in each of the exhibits to this Agreement, and where consents to assignments of such contracts to Buyer is required, Seller shall obtain all consents to such assignments at or before the Closing. To the best of Seller's knowledge and belief, Seller has performed all obligations required to be performed by Seller to date and is not in default under any contract, agreement, lease, or other commitment to which it is a party, and all of such contracts are in full force and effect and enforceable in accordance with their respective terms.

          H. NO CHANGE IN CIRCUMSTANCES. Except as set forth in EXHIBIT "F" attached hereto and by this reference made a part hereof, or otherwise expressly provided for herein, since June 30, 1997, Seller has not:

               (i) Incurred any obligations or liabilities (absolute or contingent), known or unknown, except liabilities incurred and outstanding obligations under contracts entered into in the ordinary course of business, whether now due or to become due;


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              (ii)  Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than liens, encumbrances, obligations or liabilities reflected in the Financials;

             (iii) Mortgaged, pledged, subjected to any lien, charge or other encumbrances, any of its assets, tangible or intangible;

              (iv) Sold or transferred any of its assets or cancelled any debts or claims, except in each case in the ordinary course of business;

               (v) Suffered any material operating or extraordinary loss or waived any right of substantial value;

              (vi) Made any loan to, borrowed any money from, or entered into any contract or understanding with any employee or principal of the Business;

             (vii) Made any payment of or contracted for payment of any bonus, gratuity or other compensation, other than wages and salaries in effect on June 30, 1997, and wages and salary adjustments made in the ordinary course of business to non-officer employees;

            (viii) Entered into any material transaction other than in the ordinary course of business;

              (ix) Suffered any material adverse change in its business operations or conditions (financial or otherwise), business organization, personnel or properties, other than changes


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applicable to the industry in general, in which it conducts its business.

          I. NO BROKERAGE COMMISSION. Seller has not entered into any agreement with any person, firm, or corporation or become indirectly a party to any agreement for the payment of any commission, brokerage, or finder's fee in connection with this Agreement.

          J. CONTINUATION OF FINANCIAL STATUS. Seller is not aware of any decrease in the profit margin of the Business since the preparation of the Financials, nor is aware of any of the principal customers of the Business intending to discontinue doing business which they are now doing business with.

          K. NO UNTRUE STATEMENT. None of the warranties, representations and agreements made by Seller herein or in the exhibits, schedules or documents relating hereto, nor the Financials, nor any certificate or memorandum furnished or to be furnished by Seller or on its behalf, contains or will contain any statement of a material fact known to be untrue or knowingly omit to state a material fact necessary to make the statements contained herein or therein not misleading, and all warranties shall survive the Closing.

          L. PURCHASE OF BUYER'S STOCK AND OPTIONS OF SELLER. Buyers shall deliver at the closing all of the stock of Seller owned by Buyer along with any options to purchase stock of Seller (collectively Buyer's Stock), all of which shall be purchased by Seller for $1,000.00.


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     4.   REPRESENTATIONS AND WARRANTIES BY BUYER.  Hathaway, Ferrari and
Acquisition Co. each individually, jointly and collectively, represent, warrant and agree as follows:

          A. INDEPENDENT DUE DILIGENCE INVESTIGATION. Buyers have fully and completely inspected the Acquired Assets and the Business and have obtained the advice and counsel of independent consultants, attorneys, accountants and others in connection with their inspection, evaluation and purchase of the same.

          B. FULL DISCLOSURE. Buyer confirms, acknowledges and affirms that they in fact have been running the Business and operating the Acquired Assets and have full and complete knowledge of the same.

          C. NO BROKERAGE COMMISSION. Buyer has not entered into any agreement with any person, firm or corporation or become indirectly a party to any agreement for the payment of any commission, brokerage or finder's fee in connection with this agreement.

          D. ORGANIZATION AND QUALIFICATION OF ACQUISITION CO. When Acquisition Co. is formed, it will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and will have the requisite corporate power to conduct the Business.

          E. ASSIGNMENT OF LEASE. At the Closing, Seller shall deliver to Buyer assignments of the Lease along with the consents of the landlord with respect thereto and a release of Seller with respect to any further obligations under the Leases. Provided,


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however, if a Lease has only a month-to-month term, then no such assignment or consent will be required.

          F. NO UNTRUE STATEMENTS. None of the warranties, representations and agreements made by Buyer herein or in the Exhibit Schedules or documents relating hereto contains or will contain any statement of a material fact known to be untrue, or knowingly omit to state a material fact necessary to make the statements contained herein or therein not misleading, and all warranties shall survive the Closing.

          G. RESIGNATION AS OFFICERS AND DIRECTORS; TERMINATION OF EMPLOYMENT AGREEMENTS. At the Closing, Hathaway and Ferrari shall each tender their resignations as Officers and Directors of Seller (the "Resignation"). Additionally, at the Closing all employment agreements between Hathaway and Ferrari shall be terminated and cancelled, and except for the then current accrued and unpaid salary, vacation and sick days, no further payments, compensation, salary or termination or severance payment of any kind or nature will be due or payable to them or either of them, however, prepaid but unearned bonuses of Hathaway and Ferrari in the total amount of $32,000, with respect to both of them, will be cancelled and the parties shall execute a release in the form attached hereto marked EXHIBIT G and by this reference made a part hereof (the Release).

     5.   ORDINARY COURSE OF BUSINESS AND ACCESS TO BOOKS AND RECORDS.

          5.1  Seller agrees that from the date hereof to the


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Closing, Seller will conduct its business and affairs only in the "ordinary course of business" and the ordinary course of business shall mean the conduct and operation of the Business of Seller only in the manner in which such business was conducted and operated during the twelve month period ending June 30, 1997, making due allowance for changes in the operation of the Business required by any increase in volume of sales subsequent thereto following usual and ordinary accounting practices making ordinary accruals incurring ordinary liabilities and expenditures and making ordinary commitments for merchandise, insurance, rentals, and other ordinary expenses.

          5.2 From and after the date hereof, Seller shall afford to Buyer and the representatives of Buyer full and free access to the personnel, properties, records and books of account of Seller at all reasonable times during business hours, and shall furnish to such officers and representatives such other information as Buyer may reasonably request. Seller shall also authorize the independent accountants of Buyer to permit Buyer's accountants and employees to examine records and working papers pertaining to the Financials of Seller and its tax returns.

     6.   PURCHASE OF THE ACQUIRED ASSETS.

          Subject to the terms and conditions of this Agreement, and in accordance with the provisions herein set forth, Seller hereby agrees at the Closing to transfer, convey, assign and deliver to Buyer and Buyer agrees to acquire and accept at the Closing Date all of the Acquired Assets.


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     7.   ASSUMPTION OF LIABILITIES.

          Buyer shall assume all obligations, liabilities or indebtedness relating to the Acquired Assets or Business operations and which are specifically set forth in paragraph (a) of EXHIBIT "C" attached hereto except the liabilities, obligations or indebtedness set forth in paragraph (b) of EXHIBIT "C" which are to be assumed by Seller.

     8. DISCLAIMER BY SELLER; RELEASE BY BUYER. Seller and Buyer acknowledge, understand, confirm and agree that HATHAWAY and FERRARI have heretofore been managing and operating the Business and the Acquired Assets and that each of them have reasonably complete knowledge of the nature and extent of the future prospects of the Business. Accordingly, Seller makes no warranties of any kind or nature express or implied as to the future profitability of the Business, continuation after the Closing of any existing contract between Seller and any customer of Seller, and future prospects of the Business, and Buyer is making its own independent judgment and decision and is additionally relying upon advice of counsel of Buyer's choice as to these matters.

     9. COVENANT NOT TO COMPETE. At the Closing, Seller shall deliver to Buyer a Covenant Not to Compete from Seller in the form attached hereto marked EXHIBIT "H" and by this reference made a part hereof.

     10. BOARD OF DIRECTORS AND SHAREHOLDERS' APPROVAL. As a condition of Seller's obligation hereunder, Seller shall have obtained the approval of this Agreement and the sale of the


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Business and Acquired Assets by the majority of the Board of Directors of
Seller and an affirmative vote of greater than 50% of the record-holders of the voting stock of Seller (collectively the "Approvals").

     11. AMENDMENT OF ARTICLES OF INCORPORATION OF SELLER. At the Closing, Seller shall deliver to Buyer a fully executed copy of an Amendment of the Articles of Incorporation of Seller changing the name of Seller from Warner Technologies, Inc. to a name dissimilar thereto (the "Amended Articles") along with a letter of consent to the Secretary of State of the State of California authorizing and consenting to the use of the name "Warner Technologies, Inc." by Acquisition Co. (the "Consent Letter"). At the Closing, Seller shall cause the Amended Articles to be forwarded to the Secretary of State of the State of California for filing along with a copy thereof to counsel for Seller.

     12. EVALUATION AND FAIRNESS. Seller shall obtain an independent valuation of the Business and the Acquired Assets by the accounting firm of Singer, Lewak, Greenbaum & Goldstein and a fairness opinion from The Mentor Group. Seller shall be solely responsible for the costs of said evaluation and fairness opinion.

     13.  CLOSING.

          13.1 The Closing of the transaction provided for herein (the "Closing") shall take place at the offices of Turner, Gerstenfeld, Wilk, Aubert & Young, 8383 Wilshire Boulevard, Suite 510, at 10:00 a.m., on March 31, 1998, effective as of December 31, 1997. The date and time when the Closing takes place is herein


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referred to as the "Closing Date."  The Closing Date may be postponed until a later time or date, by mutual agreement of the parties. In the event of any postponement, all references in this Agreement to the Closing Date shall be deemed to refer to the time and date to which the Closing Date shall have been postponed.

          13.2 At the Closing, the parties hereto shall deliver the following items:

By BUYER:

               A.  A cashier's check in the amount of the Purchase Price.

               B. All certificates of Buyer's Stock owned by Buyer with a due endorsement thereon selling and transferring to Seller said stock and Buyer's Stock options.

               C.   The Resignations.

               D.   The Release executed by Hathaway and Ferrari.

By SELLER:

               A. If applicable, the original assignments of the Leases to the Premises, the landlord's consent thereto and the release of Seller from any further obligation under the Lease.

               B. A good and sufficient Bill of Sale in the form approved by counsel for Buyer transferring to Buyer all of the Acquired Assets and an Assignment by Seller to Buyer of all contracts relating to the Business including, but not limited to, Envest and LAUSD, together with consents to the assignments of all such contracts.


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               C.   The Covenant Not to Compete in the form attached as
EXHIBIT "H".

               D.   The Approvals.

               E.   The Amended Articles of Incorporation.

               F.   The Consent letter.

               G. The Consents to Assignment of Contracts as described in the last paragraph of Paragraph 3G.

               H.   The Release executed by Seller

     14.  CONDITIONS PRECEDENT TO THE PAYMENT.

          The obligations of Buyer to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions precedent any of which may be waived in whole or in part by notice of waiver delivered, in writing, by Buyer to Seller:

          A. No properties or assets of Seller shall have suffered any destruction or damage by fire, accident or other casualty or act of God affecting in a material and adverse way the conduct of the business of Seller, whether or not covered by insurance.

          B. Except as otherwise permitted by this Agreement, or consented to, in writing by Buyer, the representations and warranties of Seller which are contained in this Agreement, or in any written statement which shall be delivered to Buyer pursuant to this Agreement, shall be correct in all material respects on and as of the Closing Date, as though such representations and warranties


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were made at and as of such time and Seller shall have performed all obligations to be performed by Seller prior to the Closing Date.

     15.  COVENANTS TO SURVIVE CLOSING.

          All covenants, agreements, representations and warranties made hereunder and in any collateral document delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer and shall survive the execution of this Agreement, the Closing, and any investigation that Buyer or its agent or employees may have made prior to the Closing.

     16.  NOTICES.

          Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, personal delivery or facsimile transmission, as follows:

     If to Seller:            WARNER TECHNOLOGIES, INC.
                              11859 Wilshire Boulevard
                              Suite 500
                              Los Angeles, CA 90025


     With copy to:            RUBIN M. TURNER, Esq.
                              8383 Wilshire Boulevard
                              Suite 510
                              Beverly Hills, CA 90211


     If to Buyer:             THOMAS HATHAWAY
                              JOSEPH FERRARI
                              11859 Wilshire Boulevard
                              Suite 500
                              Los Angeles, CA 90025


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     With copy to:            PETILLON & HANSEN
                              1260 Union Bank Tower
                              21515 Hawthorne Boulevard
                              Torrance, CA 90503


or at such other address as hereafter shall be furnished, in writing, by either party hereto to the other. Notices shall be deemed given on the second business day (Saturdays excluded) following the day of mailing.

     17.  INDEMNIFICATION.

          17.1 Seller hereby indemnifies and holds Buyer, Buyer's Board of Directors and Shareholders and their respective agents, representatives, attorneys and accountants, and their heirs, successors and assigns (collectively "Releasees") free and harmless from and of any and all liability, loss, cost, damage, or expense, including reasonable attorneys' fees which Releasees may suffer or incur as a consequence of (i) the incorrectness or breach of or the defense of any claim, action, or proceeding asserting the incorrectness or breach of any of the representations, warranties, promises or agreements of Seller which are set forth in this Agreement, or (ii) the liabilities and obligations assumed by Seller set forth in paragraph (b) of EXHIBIT "C".

          17.2 Buyer hereby indemnifies and holds Seller, Seller's Board of Directors and Seller's Shareholders and their respective agents, representatives, attorneys and accountants, and their heirs, successors and assigns, (collectively Releasees) free and harmless from (i) any and all liability, loss, cost, damage or expense, including reasonable attorney's fees which Releasees may


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suffer or incur as a consequence of the breach of any undertaking, warranty or representation of Buyer or any of them with respect to the matters set forth herein; (ii) the liabilities and obligations assumed by Buyer set forth in paragraph (a) of EXHIBIT "C"; (iii) ownership of the Acquired Assets and operation of the Business by Buyer after the Closing Date; and (iv) any and all liabilities and expenses arising out of the litigation described in EXHIBIT "I" attached hereto.

          17.3 If either party hereunder determines that it may be entitled to indemnification, such party shall give written notice to the other party specifying the bases for its claim for indemnification, the nature of the claim and the estimated amounts for which the claimant is entitled to be indemnified. If the notified party fails, neglects or refuses to respond in writing within thirty days after receipt of such notice, the claiming party shall have the right to request Arbitration. The claiming party shall do so by making demand for Arbitration upon the other party, specifying in such demand the nature of the dispute. The Arbitration shall be held in Los Angeles County, State of California in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent that they do not conflict with the following provisions which shall supersede: the parties agree to submit the dispute to one arbitrator before the American Arbitration Association ("AAA") in Los Angeles County, California, and to use their best efforts to obtain an expeditious resolution. The decision of the AAA shall be final and binding and


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may be enforced by judgment upon application to a court of competent jurisdiction. Notwithstanding any rule of the AAA to the contrary, California Code of Civil Procedure Section 1283.05 shall dictate the rights of both parties to conduct discovery. The parties also agree that a restraining order maintaining the status quo and/or a writ of attachment may be obtained by any party pending the resolution of the dispute from the AAA. If, for any reason AAA refuses to hear and decide the question of imposition of a restraining order and/or a writ of attachment as herein contemplated, a party then may apply to a court of competent jurisdiction for the issuance of such an order. The arbitration shall then proceed in regards to all other issues and matters. The award must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the award as to each of the principal controverted issues at the hearing. The award shall be confirmed and entered as a judgment by the Superior Court of this state. The award may be appealed under the same standards specified in California law applicable to appeals from the Superior Court.

     18.  INTEGRATION, INTERPRETATION AND MISCELLANEOUS PROVISIONS.

          18.1 ENTIRE AGREEMENT. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof.

          18.2 ADDITIONAL DOCUMENTS. Each of the parties hereto agrees to execute, acknowledge and deliver at or after the Closing such additional instruments, writings, or documents, including


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without limitation, documents of transfer or assignment as may be required in order to carry out and give effect of the transaction contemplated by this Agreement.

          18.3 ATTORNEYS' FEES. If any party brings an action against the other party hereto with respect to the interpretation of the terms herein or by reason of any breach of any agreements, representations, warranties, duties, obligations or other provisions of this Agreement by the other party, then the prevailing party in whose favor judgment is entered in such action, shall be entitled to have and recover of the other party all costs and expenses incurred or sustained by such party in connection with the initiation and prosecution of the action including, without limitation, attorneys' fees, expert witness fees, accountants' fees and court costs, even though not taxable as such. As used herein, attorneys' fees shall be deemed to mean the full and actual cost of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorneys performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or court rule.

          18.4 HEIRS, SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Seller's and Buyer's heirs, successors and assigns. It is acknowledged, understood and agreed that HATHAWAY and FERRARI shall have the right to assign all rights hereunder to Acquisition Co. upon condition, however, that the warranties, representations and


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

indemnifications of HATHAWAY and FERRARI shall not be impaired, diminished, reduced or exonerated.

          18.5 PARTIES IN INTEREST. Nothing herein, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assignees, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any parties to this Agreement.

          18.6 EXPENSES. Seller shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and consummating the transactions contemplated by this Agreement, including all costs for legal, accounting, fairness opinion and related services, not to exceed an aggregate of $75,000. Buyer shall pay any such costs in excess of $75,000.

          18.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms and conditions hereof may be waived only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

          18.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California.


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          18.9 COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          18.10 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

          18.11 VALIDITY. In the event that any provision in this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

          18.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are part of this Agreement as if set forth in full herein. Any material or information disclosed or set forth in this Agreement or in any Exhibit or Schedule delivered in connection herewith shall be deemed set forth at each relevant portion of this Agreement without the necessity of repetition thereof.

          18.13 FURTHER ASSURANCES. If, at any time, any of the parties hereto shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to assure itself the benefit of this Agreement according to the terms hereof, or the title to any property or rights transferrable hereunder, the other party shall execute and make all such reasonable, proper assurances and assignments and do all things reasonably necessary and proper to vest title in such property or rights in such party, and otherwise carry out the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first set forth above.


                                              /s/ Thomas S. Hathaway
                                              -----------------------------
                                              THOMAS HATHAWAY


                                              /s/ Joseph A. Ferrari
                                              -----------------------------
                                              JOSEPH FERRARI


                                              WARNER TECHNOLOGIES ACQUISITION
                                              COMPANY
                                              11859 Wilshire Boulevard,
                                                Suite 500
                                              Los Angeles, California  90025
                                              Telephone: (310) 444-0488


                                              By: /s/ Thomas S. Hathaway
                                                 --------------------------

                                              By: /s/ Joseph A. Ferrari
                                                 --------------------------
                                                              "Buyer"

                                              WARNER TECHNOLOGIES, INC.


                                              By: /s/ Peter Schlesinger
                                                 --------------------------
                                                              "Seller"

                        LIST OF ATTACHMENTS TO EXHIBIT 6.1

The following attachments to Exhibit 6.1 will be furnished supplementally to the Securities and Exchange Commission upon request:

EXHIBIT "A"    Seller's Balance Sheet and Profit and Loss Statement for the
               Twelve Months Ended June 30, 1997

EXHIBIT "B"    Seller's Quarterly Report for the Three-Month and Six-Month
               Period Ended December 31, 1997

EXHIBIT "C"    Schedule of Liabilities and Obligations of Seller

EXHIBIT "D"    Contracts, Agreements and Commitments As of December 31, 1997

EXHIBIT "E"    Lease of Real or Personal Property

EXHIBIT "F"    No Change in Circumstances

EXHIBIT "G"    General Release

EXHIBIT "H"    Seller's Covenant Not to Compete

EXHIBIT "I"    Litigation